UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2004

CNL INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-108355	20-0183627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Item 9. Regulation FD Disclosure.

CNL Income Properties, Inc. (the “Company”) is offering a minimum of 250,000 shares of its common stock ($2,500,000) and a maximum of 200,000,000 shares of its common stock ($2,000,000,000) pursuant to Registration Statement No. 333-108355 which was declared effective by the Securities and Exchange Commission on April 16, 2004. As of June 23, 2004, the Company had received aggregate subscription proceeds of $3,446,645 from 126 investors, which exceeded the minimum offering amount of $2,500,000, and $3,386,645 of the funds were released from escrow. The remaining subscription proceeds of $60,000 (representing funds received from Pennsylvania investors) will be held in escrow until aggregate subscription proceeds total at least $65,000,000. As of June 23, 2004, the Company had approximately $2,845,000 available to invest in properties following deduction of selling commissions, marketing support fees, due diligence expense reimbursements, organizational and offering expenses and acquisition fees in connection with the offering.

Based upon the Company’s current pipeline, it anticipates being able to close upon a property in the third quarter of 2004. In anticipation of, and subject to, such a closing, on June 24, 2004, the Company’s board of directors declared distributions of $.0082 per share to stockholders of record on June 25, 2004, and of $.0417 per share to stockholders of record on July 1, 2004. Both distributions will be paid to stockholders by September 20, 2004. In the event that the Company does not have sufficient cash from operations to fund such distributions, CNL Financial Group, Inc., an affiliate of the Company, has committed to lend the Company funds necessary to cover any shortfall.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL INCOME PROPERTIES, INC.

Dated: June 25, 2004	By:	/s/ R. Byron Carlock, Jr.
R. Byron Carlock, Jr., President